Exhibit 99.1

                 MCAFEE ACQUIRES WEB SAFETY PIONEER SITEADVISOR

  Unique Website Rating System Adds New Level of Protection to McAfee Consumer
                                    Services

    SANTA CLARA, Calif., April 5 /PRNewswire-FirstCall/ -- McAfee, Inc. (NYSE: MFE), the global leader in Intrusion Prevention and Security Risk Management, today announced that it has acquired web safety innovator SiteAdvisor Inc. The addition of SiteAdvisor's vast and growing database of tested and rated web sites to McAfee's comprehensive range of solutions and services helps redefine the way consumers surf the Internet, offering an unprecedented level of protection and confidence as they search, browse and transact online.

    As the first company to test and rate, on an ongoing basis, nearly every site on the Internet, SiteAdvisor is the ultimate consumer bodyguard, clearly identifying potentially dangerous web sites that have engaged in 'social engineering' attacks, such as spyware, adware, spam, browser attacks, and online scams. The easy-to-use software summarizes these findings with intuitive red, yellow, and green icons that empower online users to decide what to browse and what to avoid.

    "SiteAdvisor's patent-pending technology strongly complements McAfee's existing solutions, and we clearly share the same philosophy on consumer protection," said Bill Kerrigan, executive vice president of McAfee Consumer. "The acquisition of SiteAdvisor illustrates how McAfee continues to understand and meet the digital safety and security needs of consumers, just as we did when we began offering Security as a Service(TM) seven years ago."

    "In addition to the consumer benefits, SiteAdvisor offers great potential for our enterprise solutions as well," said George Heron, vice president and chief scientist at McAfee. "This unique technology adds another dimension of strength and value to McAfee's threat databases and will offer a significant corporate benefit."

    One significant advantage offered by SiteAdvisor is that it helps consumers gain a new level of safety when they use search services such as Google, Yahoo! or MSN. SiteAdvisor instantly displays its safety ratings next to each search result to help users make informed decisions about which sites they visit. Plus, as users surf the Internet, a small SiteAdvisor safety button on their browser toolbar changes color based on SiteAdvisor's safety rating for each site.

    "We're thrilled to join McAfee, which has pioneered information security for the past 15 years," said Chris Dixon, CEO and co-founder of SiteAdvisor. "McAfee's platform of innovative products and services enables us to help a huge, world-wide audience to search, browse, and transact online with greater confidence and safety than they've ever done before."

    About McAfee, Inc.

    McAfee Inc., headquartered in Santa Clara, California and the global leader in intrusion prevention and risk management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. http://www.mcafee.com

    NOTE: McAfee, SecurityAlliance is a registered trademark of McAfee, Inc. and/or its affiliates in the US and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners.

    About SiteAdvisor

    SiteAdvisor Inc. (www.siteadvisor.com) is a consumer software company pioneering the field of Web Safety by testing and rating every site on the Internet. SiteAdvisor's intuitive visual safety ratings help protect Internet users from a wide range of security threats and nuisances including adware, spam, viruses, and online scams. Using proprietary automated testing enhanced by extensive user feedback, SiteAdvisor has already rated sites representing more than 95 percent of Web traffic. Founded in April 2005 by a group of MIT engineers who wanted to make the Internet safer for their friends and families, the company is headquartered in Boston, Mass.

    Cautionary Statement

    Forward looking statements are based on management's current expectations and are subject to risks and uncertainties including that McAfee may not succeed in its efforts to grow its business, build upon its technology leadership or capture market share; that the company may not benefit from its strategic alliances or partnerships as anticipated; that customers may not respond as favorably as anticipated to the company's product or technical support offerings; that the company may not satisfactorily anticipate or meet its customers' needs or expectations, that the Clean Pipes initiative may be unsuccessful or that the SEC rejects the proposed settlement. In addition, a number of operational and other factors, from new product introductions, the mix of products and services sold, the charges we may take for acquisitions, dispositions or stock based compensation, the competition we face in the market, to the greater macroeconomic environment to name a few, may cause our revenues, gross margins and operating results to fluctuate significantly from period to period.

SOURCE  McAfee, Inc.
    -0-                             04/05/2006
    /CONTACT: Siobhan MacDermott of McAfee, Inc., mobile, +1-415-299-2945, or office, +1-408-346-3783, or Siobhan_MacDermott@mcafee.com/
    /Web site:  http://www.siteadvisor.com/
    /Web site:  http://www.mcafee.com/
    (MFE)